                                                                    Exhibit 10.4

                 GUARANTEED FIXED PRICE REMEDIATION AGREEMENT
                 --------------------------------------------


     This Guaranteed Fixed Price Remediation Agreement ("Agreement") is entered into by and between Resource Control Corporation ("RCC"), a New Jersey corporation with offices located at P. O. Box 579 Rancocas, New Jersey 08073-0579 and Kreisler Manufacturing Corporation ("Kreisler"), with offices located at 180 Van Riper Avenue, Elmwood Park, New Jersey (collectively, the "Parties"), for professional environmental services, as more specifically set forth in this Agreement. This Agreement is effective and binding as of the __th day of _____________, 2001 (the "Effective Date").

                                   RECITALS
                                   --------

     WHEREAS, Kreisler is engaged in the business of manufacturing at a facility located at 180 Van Riper Avenue, Elmwood Park, New Jersey (the "Facility");

     WHEREAS, Kreisler is a tenant under a lease dated __________ 2000 ("Lease") with T&T Investment Co. ("Landlord");

     WHEREAS, An environmental assessment of the Site, hereinafter defined, was conducted which revealed historical discharges of various substances to both soil and groundwater at the Site as described in the October 27, 1999 Invitation to Bidders for Fixed Price Bid for Environmental Remediation ("Invitation to Bidders"); and

     WHEREAS, immediately upon learning of this condition, Kreisler notified the New Jersey Department of Environmental Protection ("Department") and retained the services of the Whitman Companies to conduct the required inquiry and necessary assessment of the Site in accordance with the Department's Technical Rules for Site Remediation, N.J.A.C. 7:26E-1.1 et seq.; and
                                               -- ----

     WHEREAS, Kreisler desires to remediate the Contamination which exists at or about the Site in accordance with the regulatory requirements of the Department; and,
     WHEREAS, Kreisler has agreed in the Lease to remediate the Contamination.
A copy of the Lease is attached hereto and made a part hereof as Exhibit "A".

     WHEREAS, Kreisler desires to retain a qualified, experienced, and competent professional consultant/engineer/contractor to perform the Work required by the Department, the Lease Agreement and this Agreement; and,

     WHEREAS, RCC is ready, willing and able to perform the work required by the Department, the Lease and this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree hereby as follows:

     1.   Definitions
          -----------
     The following Definitions shall apply throughout this Agreement unless otherwise indicated.

     Agreement means this Agreement, including any Exhibits, and all
     ---------
Modifications.

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     Applicable Environmental Laws shall mean any and all existing or future
     -----------------------------
federal, state and local statutes, ordinances, regulations, rules, executive orders, standards and requirements, including any requirements imposed by common law, concerning or relating to safety, industrial hygiene and the protection of health and the environment including, without limitation; (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601 et. seq. ("CERCLA"); (ii) the Resource Conservation and Recovery Act
            --- ----
of 1976, as amended, 42 U.S.C. 6901 et. seq. ("RCRA"); (iii) the Clean Air Act,
                                    --- ----
as amended, 42 U.S.C. 7901 et. seq.; (iv) the Clean Water Act, amended 33 U.S.C.
                           --- ----
1251 et. seq.; (v) the Hazardous Materials Transportation Act, as amended, 49
     --- ----
U.S.C. 1801 et. seq.; (vi) the New Jersey Industrial Site Recovery Act, formerly
            --- ----
known as the Environmental Cleanup Responsibility Act, as amended, N.J.S.A. 13:1K-6 et. seq. ("ISRA"); (vii) the New Jersey Spill Compensation and Control
        --- ----
Act, as amended N.J.S.A. 58:10-23.11b et. seq. ("Spill Act"); (viii) the New
                                      --- ----
Jersey Underground Storage of Hazardous Substances Act, as amended N.J.S.A. 58:10A-21 et. seq.; (ix) the New Jersey Water Pollution Control Act, as amended
          --- ----
N.J.S.A.  58:10A-1 et. seq.; and (x) the New Jersey Department of Environmental
                   --- ----
Protections Technical Rules for Site Remediation, N.J.A.C. 7:26E-1.1 et. seq.
                                                                     --- ---
("Technical Rules").

     Business Days mean Monday through Friday, except for Federal holidays.
     -------------

     Contamination means any and all substances, including Hazardous Substances,
     -------------
discovered to date and disclosed to RCC, or discovered during the course of implementing the Work, located in soil, groundwater, or any other media at the Site, or

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originating at and having migrated from the Site, which Kreisler is legally obligated to remove, control or remediate pursuant to the Lease, the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10-23.11 et. seq., the New
                                                         --- ----
Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et. seq., or any other
                                                      --- ----
Applicable Environmental Laws.

     Days means calendar days unless otherwise indicated.
     ----

     Department means the New Jersey Department of Environmental Protection and
     ----------
any successor thereto.

     Hazardous Substances means and includes any dangerous, hazardous or toxic
     --------------------
substance, material or waste which is or becomes regulated by any local governmental authority, the State of New Jersey, or the United States Government. The term includes any material or substance that is (i) regulated under any applicable state statute or regulation, as a potential threat to health, safety or environmental quality; (ii) petroleum; (iii) asbestos (excluding asbestos which forms part of the building structure or interior);
(iv) designated as a "hazardous substance" or "pollutant or contaminant" pursuant to Applicable Environmental Laws; (v) defined as a "hazardous waste" pursuant to Applicable Environmental Laws; (vi) defined as a "regulated substance" pursuant to Applicable Environmental Laws; or (vii) defined as a "special waste" or (viii) defined as a "residual waste".

     Include(s) or Including means including, but not limited to.
     -----------------------

     Landlord means T&T Investment Company.
     --------

     Lease means the Lease agreement between Kreisler and Landlord dated
     -----

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October 1, 2000 attached as Exhibit "A" and made a part hereof.

     Modification means a written agreement signed by Kreisler and RCC that
     ------------
changes this Agreement.

     Other Services means construction, operations or other activities at the
     --------------
Site which are outside the scope of this Agreement or unrelated to the Work which may be performed by or on behalf of Kreisler by a person or entity other than RCC.

     Progress Milestones Schedule means the payment schedule set forth in
     ----------------------------
Section 13C.

     Progress Report Schedule means a schedule provided by RCC to Kreisler that
     ------------------------
details the actual progress of the Work, including any deviations from the original schedule.

     Project means the investigation, remediation and regulatory activities at
     --------
the Site performed pursuant to the Agreement.

     Project Completion means performing all obligations under this Agreement
     ------------------
including obtaining from the Department a written No Further Action Letter as defined in N.J.A.C. 7:26E-1.8, or equivalent ("NFA") together with a covenant not to sue as defined in N.J.S.A. (S)58:10B-13.1, with respect to Contamination at, about migrating from or otherwise with respect to the Site.

     Services has the meaning set forth in Section 2 of this Agreement.
     --------

     Site means the area(s) where the Work is to be performed in Elmwood Park,
     ----
New Jersey to achieve Project Completion, as generally described in the Invitation to Bidders, and including the Facility.

     Work means all manners of things necessary to be furnished or done by or on
     ----
behalf of RCC to achieve Project Completion by performance of the Services set forth in Section 2.

2.   Statement of Work
     -----------------

     A. RCC shall perform or cause to be performed for the fixed fee set forth in Section 13A, and any additional amounts required to be paid under
     Section 13B, all necessary investigation, remediation, and regulatory activities (hereinafter collectively referred to as the "Services") so as to achieve and document Project Completion, including the following:

          (i) Preparing and submitting to the Department a (1) Preliminary Assessment/Site Investigation; (2) Remedial Investigation Report and Remedial Action Work Plan; and (3) a Negative Declaration Affidavit which shall meet all data and other documentation requirements under the Department's Technical Rules demonstrating that Project completion has been achieved.

          (ii) All labor, materials, equipment, subcontractor charges, laboratory charges, drilling fees, disposal charges, permitting fees and taxes incurred by RCC in achieving Project Completion. The Services shall also include payment for transportation, storage, treatment and disposal of Hazardous Substances.

          (iii) Paying for oversight charges imposed by the Department relating to achieving Project Completion.

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          (iv)   Any further subsurface investigation activities which RCC or the Department deems necessary to define the nature and extent of the Contamination.

          (v) Abandonment, in accordance with the Lease and Applicable Environmental Laws, of any wells installed by RCC.

          (vi) The timely preparing of any reports, documents or other communications required by the Department, Applicable Environmental Laws, the Lease and any insurers involved with the Project.

          (vii) With respect to the technical approach to remediation, Kreisler and RCC acknowledge that additional Site investigation and evaluation may be necessary before RCC can determine the specific technical approach that is necessary and appropriate to achieve Project Completion. RCC shall negotiate a technical approach with the Department which is acceptable to the Department and develop a Remedial Action Plan to implement the approach approved by the Department. Kreisler and RCC acknowledge that deviations from the Remedial Action Plan may become necessary as the remediation proceeds and that RCC may make such deviations as are reasonably necessary in order to cost-effectively achieve Project Completion provided that RCC
                 (i) obtains any necessary approvals from the Department; and
                 (ii) provides Kreisler with a

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                  reasonable opportunity to comment on any proposed deviations prior to proposing them to the Department. In no event, however, shall RCC propose or implement any deviations which conflict with Kreisler's obligations under the Lease.

          (viii) RCC shall present to and negotiate with the Department a regulatory strategy for achieving Project Completion. The regulatory strategy may include performing a risk assessment, undertaking active remediation and/or establishing institutional controls. Any proposed institutional controls shall take into account the commercial and industrial uses of the Site and may include restrictions on (1) the installation of drinking-water wells on-site, and (2) development of buildings or structures over soil containing Contamination unless appropriate health & safety precautions are included in the design and construction of such buildings or structures. RCC will attempt to achieve unrestricted use of the Site following Project Completion or to minimize the need for deed restrictions, institutional controls, or any other restrictions in the event unrestricted use of the Site is not achievable. RCC shall, to the extent possible, negotiate with the Department a provision for the future removal of any deed or use restrictions should such restrictions become necessary.

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          (ix)  Notwithstanding anything else to the contrary contained in this
                Agreement, nothing proposed or implemented by RCC to achieve Project Completion shall be contrary to Kreisler's obligations under the Lease and all Work shall be performed in accordance with the Lease.

     B. RCC shall perform the Services, as needed, as set forth in Section 13C at the amounts set forth therein.

     3.   Responsibilities of Kreisler.  Kreisler shall cooperate with RCC, as
          -----------------------------
          may be reasonably necessary to the implementation of the Project, including by doing the following:

          (1)   Providing access for RCC's Services at the project Site;

          (2) Obtaining access for any off-Site activities related to the Services;

          (3) Supporting RCC in its negotiation of the technical remediation approach, regulatory strategy and scope and level of remediation with the Department and the Landlord;

          (4) Continuing to make available any reports in its possession regarding the environmental condition of the Site; and

          (5) Kreisler shall be listed as the owner and generator of all wastes and shall be responsible for signing all manifests required for the transportation and disposal of hazardous wastes.

     4.   Scheduling, Reporting and Coordination.
          ---------------------------------------

                (1)  Kreisler and RCC shall agree upon a Progress Report

                    Schedule which shall, at a minimum, be consistent with any reporting requirements of the Department and any Remediation Stop Loss Insurance Policy.

               (2) During the performance of the Work, RCC shall, in accordance the Progress Report Schedule, submit to Kreisler or its Authorized Representative, periodic progress reports on the actual progress of the Work, which shall include updated schedules and copies of all correspondence and other materials delivered to or received from the Department.

               (3) RCC recognizes that Kreisler and other contractors and sub-contractors under contract to Kreisler may be working concurrently at the Site. RCC agrees to cooperate with Kreisler and such other contractors so that the performance of the Services as a whole will progress with a minimum of interruption to RCC, Kreisler, other contractors, tenants, licensees and invitees. RCC shall be entitled to rely on Kreisler's reasonable cooperation and the reasonable cooperation of Kreisler's other contractors to complete the Work in a timely, orderly and efficient manner. Kreisler shall provide RCC with reasonable notice of other work performed or anticipated to be performed at the Site to avoid interference.

               (4) Kreisler reserves the right to perform any construction, operations, or other activities at the Site which are outside the scope of Work, or unrelated to the Work through Kreisler's own employees or through award of separate contracts to other consultants or contractors (collectively "Other Services"). Upon written request from RCC, Kreisler shall provide information reasonably requested by RCC concerning the Other Services. Kreisler shall provide a representative to meet with representatives of RCC to coordinate the Work with the Other Services.

               (5) RCC shall not interfere with the performance of such Other Services at the Site and shall reasonably coordinate the Work with such Other Services. Upon written request from Kreisler, RCC shall provide Kreisler's contractors with instructions and other information reasonably requested by Kreisler, such as maps showing the location of monitoring wells, recovery wells, and any other equipment on Site (collectively, the "Equipment"), in order to identify the location of any Equipment installed by RCC to enable such contractors to avoid impeding or delaying any construction

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                    activities at the Site and avoid any damage to or
                    destruction of the Equipment. RCC shall provide a representative to meet with representatives of Kreisler or Kreisler's contractors from time to time as necessary to coordinate the Work with Other Services at the Site. RCC, at its expense, shall relocate the planned placement of all Equipment to the extent necessary to accommodate any redevelopment plans for the Site, provided such plans are disclosed to RCC prior to the Effective Date and in a manner sufficient to identify the location, layout, and depth of any redevelopment construction.

               (6) At any time Kreisler believes that RCC is failing to cooperate or coordinate adequately its activities with Kreisler or Kreisler's Other Services, Kreisler shall notify RCC in writing, and describe with reasonable specificity the actions RCC should take. Similarly, in the event that RCC believes at any time that Kreisler or contractors performing Other Services, are failing to cooperate with RCC, RCC shall notify Kreisler in writing and describe with reasonable specificity the actions Kreisler should take. Thereafter, Kreisler and RCC shall meet to mutually resolve any interference issues.

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               (7)  RCC shall submit drafts of all work plans, site assessments, remedial action plans, negative declaration affidavits and other reports and correspondence to Kreisler's authorized representative prior to submission to the Department. Kreisler shall have at least 7 days and not longer than 21 days in which to review the document and provide comments or changes to RCC. RCC shall incorporate such comments or changes when feasible and consistent with the technical and regulatory approach of RCC and the Lease and shall explain to Kreisler the reasons for any decision by RCC not to incorporate any of Kreisler's comments or changes. Upon request of Kreisler, RCC shall meet Kreisler at RCC's local office or at another mutually agreeable location to discuss such comments or changes. Anything to the contrary notwithstanding, Kreisler reserves the right to make the final decision and to approve the contents of submissions to the Department, provided that Kreisler's decision on the final contents of the submission are not inconsistent in any material respect with the other terms and conditions of this Agreement. Such approval shall not be unreasonably withheld or delayed.

     5.   Cleanup.  RCC shall keep all work areas in a neat, clean and safe
          --------
          condition and in compliance with all applicable laws. RCC shall remove from the Site and properly dispose of all wastes generated in connection with the Work. Upon completion of the Work, RCC shall remove from the Site all of RCC's equipment and material, with the exception of below ground piping which may be left in place provided that it is properly grouted and capped at each end. The Site shall be left clean, safe, ready for use and in as close to its original condition as is reasonably practicable to the extent it can be done in a manner consistent with the Work.

     6.   Authorization to Proceed.  RCC shall be authorized to proceed to
          -------------------------
          perform Work upon execution of this Agreement, and submission of proof of bonds and insurance required by this Agreement.

     7.   Independent Contractor.  RCC shall be fully independent in performing
          ----------------------
          the Work and shall not act as Kreisler's agent or employee, but rather as an independent contractor retained by Kreisler to perform the Work. RCC shall not take any action or omit to take any action that is inconsistent with its status as an independent contractor under this Agreement. RCC shall be solely responsible for all licensing and permitting fees imposed in connection with the Work and for payment of all compensation, benefits, contributions, and taxes, if any, due its employees, agents, contractors, and subcontractors.

     8.   Subcontracts.  RCC shall be entitled to subcontract performance of any
          -------------
          portion of the Work under this Agreement, provided that such action shall not in any manner relieve RCC from responsibility for undertaking the Work, nor from responsibility for the actions of its subcontractors.

     9.   Authorized Representative.  RCC and Kreisler shall each direct
          --------------------------
          communications with each other through one designated representative ("Authorized Representative"). The initial Authorized Representative of Kreisler shall be Wallace N. Kelly and that of RCC shall be Joseph Russo. Each party may change its Authorized Representative by giving written notice to the other.

     10.  Notices to Authorized Representatives.
          --------------------------------------

          A. RCC shall notify Kreisler's Authorized Representative, and Kreisler shall notify RCC's Authorized Representative within three Business Days of becoming aware of the occurrence of an event described below:

               (1) Kreisler, RCC or any agent or subcontractor receives notice of a violation of any governmental pronouncement, requirement, or authorization which relates to the performance of the Work;

               (2) Proceedings are commenced or threatened which could lead to the modification, revocation or abeyance of permits, licenses, or other governmental authorizations which relate to the Work;

               (3) Permits, licenses, or other governmental authorizations relating to the Work are suspended, modified or revoked;

               (4) Litigation is commenced or threatened concerning or affecting the Work or the Site;

               (5) Any other condition occurs or is threatened to occur which may have a materially adverse effect on the timely performance of the Work, or the timely performance of any duties RCC or Kreisler may have related to the Work under any applicable law, regulation, ordinance, order, decree, or plan.

          B. Failure of Kreisler or RCC to provide the other with the notice required by this Section shall not relieve the other Party from any obligation it otherwise have under this Agreement except to the extent that failure to provide such notice has actually prejudiced the other Party's ability to fulfill the obligation.

     11.  Conflicts.  RCC, its agents, and subcontractors shall not, during the
          ----------
          term of this Agreement, undertake any employment or engagement, or, except as required by law, perform any act or allow any omission, which may result in a conflict with any of their respective obligations under this Agreement including adequately staffing the Work. In the event RCC is called upon under a purported requirement of law to do or omit anything which may be in violation of the foregoing, RCC shall give Kreisler's Authorized Representative sufficient advance written notice thereof to allow the matter to be contested by Kreisler.

     12.  Representations and Warrantees
          ------------------------------

          A.   RCC represents and warrants that:

               1.   Standard of Care.  It is qualified to perform the Work
                    -----------------
                    requested by this Agreement and that it has sufficient expertise and experience to accomplish the Work. RCC represents and warrants that it shall perform the Work and all other obligations under this Agreement in compliance with this Agreement, the Lease and all applicable laws including Applicable Environmental Laws, and the standards of care and diligence normally practiced by nationally recognized firms performing Services of a similar nature.

               2.   Remediation Guarantee.  It will fulfill all its obligations
                    ----------------------
                    under this Agreement necessary to achieve Project Completion, regardless of the expense or difficulty of same; subject to the Representation and Warranty of Kreisler contained in Subsection B 1, Existing Conditions. RCC agrees that it shall bear the full risk of any unexpected or unanticipated cost increase in the Work, including:

                    (i) unknown Contamination discovered during conduct of the Work;

                    (ii) increased levels or quantities of currently known Contamination;

                    (iii) cost overruns, including costs related to use of ineffective methods or procedures; and

                    (iv)   changes in Applicable Environmental Laws.

               3.   Financial Resources.  It has the financial resources to
                    --------------------
                    fulfill all the obligations of this Agreement with diligence to Project Completion, even if the Contamination exceeds RCC's estimate thereof, and RCC agrees to use such resources as necessary to diligently achieve Project Completion.

               4.   Necessary Skills.  It has all the necessary skills,
                    -----------------
                    training, and expertise required to accomplish the requirements of this Agreement and is experienced in providing services at similar sites involving similar environmental conditions.

               5.   Adequate Staffing.  It will furnish a competent and adequate
                    ------------------
                    staff as necessary for the proper, diligent and timely administration, performance, coordination, and supervision of the Work; organize the procurement of all materials and equipment so that they will be available at the time they are needed for performance of the Work; and keep an adequate force of skilled staff on the job to complete the Work in accordance with the provisions of this Agreement.

               6.   Subcontractors.  It will pay promptly its subcontractors all
                    ---------------
                    amounts due and payable and shall indemnify, defend, and hold Kreisler and Landlord harmless from any claims or liens of subcontractors. Kreisler reserves the right to pay directly any undisputed amounts otherwise due subcontractors and offset amounts otherwise due RCC. Nothing herein shall imply any obligation of Kreisler to directly pay any subcontractor.

               7.   Supervision.  It shall supervise and direct the Work, using
                    ------------
                    RCC's best skill and attention. Subject to provisions to the contrary, RCC shall be responsible for and have complete control over: (1) performance means, methods, techniques, sequences, and procedures, (2) health or safety precautions and programs in connection with the Work, and (3) coordinating the Work under the Agreement, unless directed otherwise by Kreisler or its Authorized Representative.

               8.   Site Investigation. It has had an adequate opportunity to
                    ------------------
                    visit the Site and off-site properties, to study relevant documents concerning the Site and off-site properties, and to conduct such other investigations as RCC deemed necessary, prior to entering into this Agreement.

B.   Kreisler represents and warrants that:
     -------------------------------------
     1.        Existing Conditions.  It made available to RCC all relevant
               -------------------
               information in its possession regarding existing environmental, geologic and geotechnical conditions of the Site and it provided to RCC, in writing, all criteria, preliminary design, plans and all other information relating to Kreisler's requirements for the Project, including, but not limited to, plot plans, topographic surveys, hydrogeologic data, previous soil data, field or laboratory tests and written reports.

13.  Contract Price and Payment
     --------------------------
               A.   Contract Price.  RCC shall receive the total fixed price of
                    ---------------
                    $2,115,122 ("Contract Price") and an additional sum of $22,000 as set forth herein ("Additional Sum"). Neither the Contract Price, nor the Additional Sum include reimbursement for the cost of Bonds required by Section

                    15G. No adjustments will be made to the Contract Price, including any arising from the conditions set forth in
                    Section 12A(2), Remediation Guarantee, except as expressly set forth in Section 13B below.

               B.   Contingent Payments.
                    --------------------
                    (1) RCC has advised Kreisler that, based upon Site sampling performed by RCC on or about February 21, 2001, and reported in a certain letter dated April 16, 2001, there is the potential need for additional off-site remediation in the down-gradient area of Fleischer Brook ("Fleischer Brook Area of Concern" or "Fleischer Brook AOC"). If additional Services are required in connection with the Fleischer Brook AOC, all such Services shall be performed by RCC or under its direction on a unit price basis of $8,000 for the first 20 tons of soil; an additional $16,000 for 21 to 60 tons of soil; an additional $16,000 for 61 to 100 tons of soil; an additional $40,000 for 101 to 200 tons, and an additional $50,000 for all quantities over 200 tons of soil, with a not to exceed aggregate price of $ 130,000.

                    (2) RCC has also advised Kreisler that, in addition to the areas requiring remediation identified in its proposal and the Fleischer Brook AOC, several previously uninvestigated floor drains in the central portion of the Facility represent other areas of concern ("AOC") which, following additional investigation to be performed by RCC under Section 2.A. above, may require additional remediation. If additional Services are required with respect to said additional AOCs, RCC shall perform or cause to be performed all such Services on a unit price basis of $ 35,000 for the first 5,000 square feet of additional remediation area, an additional $ 60,000 for 5,000 to 15,000 square feet of additional remediation area, and an additional $ 100,000 for over 15,000 square feet of additional remediation area, with a not to exceed aggregate price of $ 195,000.

                    (3) RCC shall perform any and all additional Services
                        necessary to address any other AOCs, potential AOCs, or areas of contamination at or with respect to the Site at no additional cost to Kreisler.

               C.   Payment Schedule.  In connection with payment of the
                    -----------------
                    Contract Price, an Initial Payment of 12% of the Contract Price shall be made to RCC upon execution of this Agreement, plus the cost of the Bond premiums which shall reimburse RCC for previous payments of same. The balance of the Contract Price shall be paid to RCC in the form of progress payments according to the Progress Milestones Schedule described below. If a Milestone is eliminated from the Work, its associated payment shall be made to RCC upon accomplishment of the activities that replace the eliminated Milestone, or if no activity replaces the Milestone, upon accomplishment of the next scheduled Milestone.

          (1) The Second Payment of 14% of the Contract Price shall be paid to RCC upon completion of remedial investigations and submission of the remedial investigation technical report to the Department.

          (2) The third payment of 7% of the Contract Price shall be paid to RCC upon completion of a pilot test or feasibility study and submission of the pilot test or feasibility study report to the Department.

          (3) The fourth payment of 6% of the Contract Price shall be paid to RCC upon submission of a Remedial Action Plan to the Department.

          (4) The fifth payment of 13% of the Contract Price shall be paid to RCC following the completion of the soil excavation activities.

          (5) The sixth payment of 13% of the Contract Price shall be paid to RCC following receipt of the Department's approval of the Remedial Action Work Plan and subsequent startup of the remediation system and submission of a startup report to the Department.

          (6) The seventh through eighteenth payments of 2% each of the Contract Price will be paid to RCC on a quarterly basis for up to 3 years commencing with the quarter following payment 6. These progress payments are associated with a possible operation and maintenance period prior to RCC's obtaining a conditional NFA for groundwater from the Department. If the operation and maintenance period exceeds three years, RCC (at its sole cost) will continue to perform the operation and maintenance, as required, until Project Completion.

          (6) Upon obtaining a conditional NFA for groundwater, Kreisler shall pay to RCC:

               (i)  11% of the Contract Price and

               (ii) the equivalent of interest on the Adjusted Contract Price at an interest rate of 5.29% per annum over the Period of Calculation (both defined below). Adjusted Contract Price is defined as the Contract Price, net of the Initial Payment, decreased over the Period of Calculation to reflect all payments of the Contract Price. The Period for Calculation begins with the date of the Authorization to Proceed and ends with the earlier of the date of obtaining a conditional NFA for groundwater, or 6 years after the date of Authorization to Proceed, whichever is earlier.

          (7) RCC will be paid $7,300 of the Additional Sum upon submission to Kreisler of a written report setting forth the results of the first round of sampling following receipt of the conditional NFA for groundwater. The balance of the Additional Sum is of $14,700 will be paid upon Project Completion.

          (8) Kreisler shall pay RCC any amounts due under Section 13B, in accordance with Section 13D.

     D.   Payment Documentation.  Kreisler shall make payments to RCC in
          ----------------------
          accordance with the Payment Schedule in Section 13 C. Upon accomplishing each milestone, or, in the case of amounts payable to RCC under Section 13B, for all Services performed by RCC during the previous thirty days (subject to the overall limits set forth in Section 13B), RCC shall submit an invoice therefore together with appropriate evidence of the accomplishment of the milestone, or of the Services performed in the case of Section 13 B, to Kreisler's Authorized Representative, (e.g., a copy of a report and a signed return receipt of the report by the Department) or certified payroll records and material invoices (including treatment or disposal documentation) in the case of Section 13 B. Kreisler shall issue the payment to RCC within twenty-one (21) days after receipt of the invoice and supporting documentation unless Kreisler submits to RCC a written objection within fourteen (14) days after Kreisler's receipt of the invoice. Each objection shall set forth with reasonable specificity the nature of the objection. In the event notice of objection to an invoice is provided as required herein, Kreisler and RCC shall use their best efforts to resolve the objection to the disputed invoice. Payment of any undisputed portion of the disputed invoice shall be due thirty (30) days after the Authorized Representative's receipt of the invoice. Payment of the disputed portion of the disputed invoice shall be due twenty-one (21) days after the Parties' resolution of the disputed invoice. All objections to invoices that have not been resolved within 60 days of receipt of the objection by RCC shall be subject to binding Arbitration as provided herein. Objections to payment of invoices must be based on one or more of the following reasons:

               1. RCC has failed to complete the Payment Milestones in question;

               2.   Work was not performed in accordance with the Agreement;

               3. RCC has failed to make payments in accordance with the terms of RCC's contracts with its subcontractors or for labor, materials, or equipment supplied to the Site,

               4. A claim against Kreisler or the Site, has been filed by a third party, in connection with the Work performed by RCC;

               5. RCC has caused damage to Kreisler or the Site, or to other contractors at the Site or RCC is otherwise failing to comply with a material provision of the Agreement, or

               6. Work performed and paid for under prior Milestones, or invoices in the case of Section 13 B, is found to be deficient.

     14.  Contract Performance Schedule
          -----------------------------

          RCC shall use its best efforts to achieve Project Completion, as expeditiously as possible, consistent with the Project Milestones.

     15.  Insurance
          ---------

     A.   Required Insurance.
          -------------------

          (1) RCC shall maintain, at its own expense and for the period set forth in Section 15 C, Terms of Coverage, the following insurance coverage in the following amounts:

               (i) Worker's Compensation and Employer's Liability Insurance in an amount not less than that prescribed by law;

               (ii) Comprehensive Automobile Liability Insurance (owned, non-owned, and hired) with limits of one million dollars ($1,000,000) per occurrence and two million dollars ($2,000,000) in the aggregate and umbrella and excess coverage, with a limit of seven million dollars ($7,000,000) (as long as such limit is commercially, reasonably available, otherwise, the maximum amount which is commercially, reasonably available);

               (iii) Commercial General Liability Insurance with limits of one million dollars ($1,000,000) per occurrence and two million dollars ($2,000,000) in the aggregate which policy shall have broad-form contractual liability coverage and such endorsements as may be reasonably acceptable to Kreisler and umbrella and excess coverage with a limit of seven million dollars ($7,000,000) each incident and in the aggregate (as long as such limit is commercially, reasonably available, otherwise, the maximum amount which is commercially, reasonably available); and

               (iv) Professional Errors and Omissions and Contractor's Pollution Legal Liability Insurance with limits of two million dollars ($2,000,000) per incident and in the aggregate and umbrella and excess coverage, with a limit of seven million dollars ($7,000,000) (as long as such limit is commercially, reasonably available, otherwise, the maximum amount which is commercially, reasonably available);

          (2) RCC's Commercial General Liability, Professional Errors and Omissions and Pollution Legal Liability coverage may be provided under one policy, but with separate deductibles and coverage as set forth herein.

     B.   Remediation Stop Loss Insurance.  In its sole discretion, Kreisler may
          --------------------------------
          elect to purchase Remediation Stop Loss Insurance. Under such circumstances, Kreisler agrees to add RCC as an additional insured. The purchase of such insurance by Kreisler, however shall not relieve RCC of any of its obligations under this Agreement including its obligation to perform the Services and any additional Services as set forth in Section 13B for the Contract Price, the Additional Sum and any Contingent Payments.

     C.   Term of Coverage.  With respect to Sections  15 A, insurance of a
          -----------------
          sufficient magnitude to satisfy the foregoing shall be maintained during the course of the Work and for at least four years following the termination of the Agreement or the completion of the Work under this Agreement. The required insurance shall provide coverage for the acts and omissions of RCC, its agents, employees, contractors, and subcontractors, and shall contain broad-form contractual liability coverage. All policies shall be issued on an "occurrence" basis. All policies shall require that Kreisler be provided with thirty (30) days advance written notice of cancellation, reduction, change, or non-renewal of each such policy. Proof of insurance shall be provided by RCC at execution of this Agreement and will be kept up to date at all times by RCC. In the event a Professional Errors and Omissions and Contractor's or Pollution Legal Liability Insurance policy is to be terminated, RCC shall prevent any gap in coverage during the course of the Work and for four (4) years thereafter by either (i) extending the present policy to cover the time period before a new policy is obtained or
          (ii) purchasing a new policy which relates back to cover the appropriate time period. The provisions of this Section 15C shall survive the completion of the Work or termination of this Agreement.

     D.   Copy of Policy.  If requested, a current copy of any of the insurance
          ---------------
          policies required under this Agreement shall be provided to Kreisler by RCC. RCC represents and warrants that, except as described in detail in Exhibit "B", attached and made a part hereof for all purposes, RCC is not the subject of or a party to any claim, demand, mediation, arbitration, lawsuit, or judgment as would threaten availability of the insurance coverage required under this Agreement. RCC shall promptly update the information on Exhibit "B" whenever a material change in said information occurs.

     E.   Named as Additional Insureds. Kreisler shall be named as an additional
          -----------------------------
          additional insured with waiver of subrogation rights on all insurance coverage provided by RCC as per Sections 15 A and 15 B, except worker's compensation and Professional Liability Errors and Omissions coverage or except where Kreisler shall decline same in advance and in writing.

     F.   Waiver of Rights.  Kreisler and RCC waive all rights against one
          -----------------
          another for all losses and damages to the extent covered and actually paid by the policies of insurance provided for herein and applicable to the Work.

     G.   Bonds.  Following execution of this Agreement, but later than
          ------
          commencement of the excavation and remediation system construction portion of the Project, RCC shall provide Kreisler, at Kreisler's expense, a Labor and Materialman Bond and a Performance Bond (collectively, "Bonds") in amounts each equal to the estimated cost of the excavation and remediation system construction portion of the Project, $1,243,190. The cost of the Bonds shall not exceed $25,000. Such Bonds shall be:

               (i) issued by a surety company authorized to do business in New Jersey and acceptable to Kreisler; and

               (ii)  in a form acceptable to Kreisler.

     16.  Financial
          ---------

     A.   Control of Management RCC shall be solely responsible for and Kreisler
          ---------------------
          shall have no right with respect to the management of RCC's own internal affairs, including, without limitation, those relating to its compliance with laws, regulations and rules governing its formation, preservation and functioning as a corporation and its management, accounting policies, insurance programs, shareholder and labor relations, as related to RCC's performance of the Work under this Agreement, and otherwise.

     B.   Financial Statements.  Upon Kreisler's written request, at any time,
          ---------------------
          RCC shall provide Kreisler with such financial statements as are available to provide information relative to the financial ability of RCC to perform the Work under this Agreement and to otherwise satisfy its obligations hereunder. Kreisler shall maintain the confidentiality of, and not disclose the information to anyone (other than officers of Kreisler, Kreisler's counsel, or Kreisler's lenders, who shall be required to sign a Confidentiality Agreement). All such financial statements must be prepared in accordance with Generally Accepted Accounting Principles ("GAAP") consistently applied and must fairly present the financial condition and results of operations of RCC for the periods covered hereby.

     17.  Assignment of Kreisler's Rights to Future Buyer
          -----------------------------------------------

          It is understood that Kreisler may convey or assign its rights under this Agreement (provided Kreisler's duties and obligations hereunder are delegated to and assumed in full by a buyer and/or assignee) in conjunction with a transfer or sale of all or a portion of its business. In the event of a subsequent disposition of all or a portion of the business, RCC shall agree that a buyer and/or assignee or a foreclosing lender or other similar party may succeed to the rights of Kreisler in connection with the Project, subject to additional conditions that (1) RCC's rights and obligations shall remain intact and unaffected by any such disposition of the business or portion thereof and (2) buyer's and/or assignee's rights shall not be any greater than Kreisler's hereunder, or enlarged with respect to enforcement or carrying-out of any corresponding obligations of RCC vis-a-vis the rights and privileges of Kreisler. It is a condition of the assignment hereunder of Kreisler's rights to future buyers, that if portions of the business are sold to more than one buyer, the assignee of the Lease for the Facility, or, if none, the buyer of a majority of Kreisler's assets, shall represent the buyers for purposes of administering and completing the performance of this Agreement.

     18.  Kreisler's Remedies
          -------------------

     A.   Partial Takeover of Work.  If RCC fails or refuses to perform the Work
          ------------------------
          in accordance with this Agreement, Kreisler, without prejudice to any other right or remedy Kreisler may have at law or equity, or under this Agreement, may, after giving notice:

          (1)  Terminate the Agreement for Cause as set forth in Section 18 B;

          (2) Order RCC to stop performance of the Work, or any portion thereof, until the failure to perform has been eliminated by RCC at RCC's cost and expense. However, the right of Kreisler to order RCC to stop performance of the Work shall not give rise to a duty on the part of Kreisler to exercise this right for the benefit of RCC or any other person or entity;

          (3) Perform the Work, using its own employees and equipment, or the employees and equipment of another and/or the equipment of RCC at the site or RCC's agents or subcontractors (without liability for trespass or conversion), after giving ten (10) Business Days written notice to RCC and, its Surety. Kreisler may deduct from the payments then or thereafter due to RCC the cost of performing such Work, including, but not limited to, the cost of additional engineering and management made necessary by RCC's failure to perform such Work and interest on any funds advanced by Kreisler for such costs at (i) the rate of 5.29% per annum from the date of each such advance until payment thereof by RCC, or (ii) the maximum nonusurious rate authorized or allowed by applicable law, if greater.

          (4) Following notice, RCC shall have ten (10) Business Days to cure any failure or refusal to properly perform the Work before Kreisler may exercise its rights under this Section.

     B.   Termination for Cause.  Notice of Termination for Cause, as defined in
          ----------------------
          Section 18 C shall be by written notice ("Termination Notice") from Kreisler to RCC and its Surety at least ten (10) business days prior to the proposed termination date ("Termination Date"); provided, however, this ten (10) day period may be extended at the discretion of Kreisler to allow for cure by RCC. RCC shall have until the Termination Date to cure the default. If the default is cured prior to the Termination Date, as acknowledged in writing by Kreisler, the Termination Notice shall automatically be deemed of no further force or effect. Termination for Cause shall be effective in the manner specified in the Termination Notice and shall be without prejudice to any claims of Kreisler under law or equity or any other provision of this Agreement.

          Upon termination of this Agreement by Kreisler pursuant to this
          Section 18 B, the following may occur at the sole discretion of
          Kreisler:

          (1) Kreisler may call upon the Surety to complete the Work under the Performance Bond.

          (2) Kreisler may take possession of any or all materials and equipment, tools, and construction equipment (owned by RCC) at the Site and finish the Work by whatever method Kreisler may deem expedient.

          (3) RCC shall, upon request by Kreisler, promptly advise Kreisler of all outstanding unperformed or uncompleted subcontracts, rental agreements, and purchase orders which RCC has with others pertaining to performance of the Work and furnish Kreisler with complete copies thereof. Upon request by Kreisler, RCC shall assign to Kreisler, without expense to Kreisler, and by instrument in form and content satisfactory to Kreisler, RCC's title to materials and equipment previously paid for, and those subcontracts, rental agreements, and purchase orders designated by Kreisler.

          (4) RCC shall be entitled to receive payment pursuant to Section 13 B for Work performed in accordance with the terms of this Agreement up until the Termination Date less excess cost to compete. If the sum of the cost to Kreisler to complete the Work plus amounts previously paid to RCC for the Work exceed the Contract Price for the completed Work, RCC shall promptly pay the difference to Kreisler.

          (5) Kreisler shall have the right to waive an event of default and such waiver shall not waive future defaults by RCC, nor estop Kreisler from asserting such future defaults as a basis for termination.

     C.   Termination for Cause by Kreisler.  With respect to RCC, the following
          ----------------------------------
          shall constitute "Cause":

          (1)  If the Work is not diligently performed;

          (2) If the Work is not performed in accordance with the material provisions of this Agreement; or RCC otherwise fails to comply with a material provision of the Agreement.

          (3) If RCC fails to comply with applicable laws, rules, regulations, statutes, permits, orders or ordinances, including Applicable Environmental Laws, (hereinafter collectively referred to as "Applicable Laws") pertaining to the Work;

          (4) If any voluntary proceedings in bankruptcy or insolvency are commenced by or against RCC, except if withdrawn within 60 days; and/or

          (5) If RCC commits any act of bankruptcy or becomes insolvent or unable to meet its debts as they mature.

          If RCC is in default under this Agreement, and notwithstanding Section 26 B, Arbitration or Disputes, Kreisler shall, in addition to the termination rights set forth herein, have all rights and remedies available to it at law or in equity, including, without limitation, the right to seek specific performance to enforce this Agreement. Nothing contained in the foregoing sentence shall be deemed to imply that Kreisler shall have the right to terminate this Agreement for any reason other than "cause" or prior to the Termination Date.

     C.   Disengagement Services.  Upon Termination for Cause by Kreisler, RCC
          -----------------------
          shall, upon Kreisler's written request, perform such Services as Kreisler reasonably deems necessary to preserve and protect the Work already in progress and to dispose of any property as requested by Kreisler or its Authorized Representative.

     19.  Notice of Breach by RCC
          -----------------------

          Following written notice and a ten (10) Business Day opportunity to cure (or such longer period as allowed by RCC), RCC may declare Kreisler in breach of the Agreement ("Breach") and stop performance. Notwithstanding the previous sentence, RCC shall not stop performance if the validity of the Breach is subject to Section B Arbitration of Disputes.

     20.  Definition of Breach.  With respect to Kreisler, the following shall
          ---------------------
     constitute a Breach.

          (1) If Kreisler wrongfully withholds payment to RCC under Section 13D for the undisputed portion of valid invoices;

          (2) If Kreisler fails to timely pay RCC any undisputed amounts owed to RCC by Kreisler hereunder; or,

          (3) If Kreisler or Landlord wrongfully prevent RCC from performing its material duties and obligations under this Agreement.

     21.  Termination without Cause or Breach
          -----------------------------------

          Neither party shall have the unilateral right to terminate this Agreement without Cause or Breach.

     22.  Indemnities and Limitation of Damages
          -------------------------------------

     A.   Indemnity by RCC.  RCC agrees to indemnify, hold harmless, and defend
          -----------------
          (with attorneys reasonably acceptable to the applicable indemnified Party) Kreisler, Kreisler's directors, officers, employees, agents, representatives, shareholders, partners, investors, affiliates, parents, subsidiaries, successors, assigns and Landlord from and against losses, damages, interest, liabilities, proceedings, causes of action, claims, suits, demands, actions, judgments, fines, penalties, costs, and expenses (hereinafter collectively referred to as "Claims"), which any or all of them may become responsible for or pay out to the extent resulting from or arising out of:

          (1) Performance of the Work by RCC or its employees, agents, representatives, contractors, subcontractors, successors, or assigns; or,

          (2) Any breach of this Agreement by RCC or its employees, agents, representatives, contractors, subcontractors, successors, or assigns.

     B.   Indemnity by Kreisler.  Kreisler agrees to indemnify, hold harmless,
          ----------------------
          and defend (with attorneys reasonably acceptable to the applicable indemnified Party) RCC, the affiliated companies of RCC, and all of their respective directors, officers, employees, agents, representatives, shareholders, partners, affiliates, parents, subsidiaries, successors, and assigns from and against any Claims which any or all of them may become responsible for or pay out to the extent resulting from or arising out of:

          (1) Performance by Kreisler of any of its obligations under the Agreement; or,

          (2) Any breach of this Agreement by Kreisler or its employees, agents, contractors, subcontractors, successors, or assigns.

          (3) Environmental conditions existing at the Site prior to entry by RCC onto the Site; provided that this Section shall not cover the conduct of the Work by RCC under this Agreement or the exacerbation of such environmental conditions by RCC.

          (4) Natural Resources Damages except to the extent actions of RCC cause or contribute to such damages.

          (5) Any violation or fines imposed by regulatory agencies due to delay of project implementation prior to execution of this Agreement.

     C.   Joint Act or Omission.  In the event a claim for which indemnification
          ----------------------
          is sought involves the joint action and/or omission of Kreisler and RCC or those for whom either is responsible under this Agreement, then it is the Parties' desire and intent that each Party be responsible to the extent of its own act or omission and that neither Party be responsible for the other's act or omission.

     D.   Claim by Agent or Subcontractor.  In the event of claims against any
          --------------------------------
          person or entity indemnified above by any direct or indirect agent or employee of RCC, or its subcontractors, or of anyone for whose acts or omissions RCC or its subcontractors may be liable, the indemnification obligation under this Section shall not be limited by a limitation of any amount or type of damages, compensation, or benefits payable to said employee or agent contained in any worker's compensation acts, disability benefit acts, or other employee benefit acts or in any subcontract.

     E.   Claims by Landlord
          ------------------

          RCC acknowledges that Landlord is the owner of the Facility and the landlord of Kreisler under a lease for the Facility. Nothing herein is intended to relieve RCC from liability, including liability under any indemnification, for harm to Landlord or the Facility caused by RCC's acts or omissions.

     F.   Punitive Damages.  Neither Party shall, as a result of the performance
          -----------------
          of the Work or this Agreement, be liable to the other, whether in contract (including indemnification hereunder), tort, or otherwise, for punitive damages, and each Party hereby waives any statutory rights under law to assert or recover same.

     G.   Consequential Damages.  With respect to any legal proceeding or
          ----------------------
          dispute between the Parties, neither Party will be held liable to the other for consequential, special or incidental damages of any kind, regardless of how caused or the theory on which asserted.

     23.  Force Majeure
          -------------

     A.   Force Majeure Event.  Neither Party shall be deemed in default or
          --------------------
          breach of this Agreement to the extent that any delay or other failure to perform its obligations as required pursuant to the Agreement results without its fault or negligence from an event of "Force Majeure." For purposes of this Agreement, the term "Force Majeure" shall be defined as follows: any event arising from causes beyond the reasonable control of the Parties (other than a Party's lack of or inability to obtain funds to fulfill its obligations or undertakings under this Agreement) that is not foreseeable, that delays the performance of any obligation arising under this Agreement, including, acts of God, labor disputes, strikes, vandalism, fires, floods, or weather conditions which would prevent or impair the performance of the Work. Upon the occurrence of any event claimed by a Party to be Force Majeure, the claiming Party shall notify the other Party promptly of the occurrence of such event, followed by written notification thereof given within three (3) calendar days after the date the claiming Party discovered or should have discovered the event of Force Majeure has occurred. The written notification shall contain any information which may be required to be disclosed to an applicable governmental authority under any Applicable Environmental Laws or administrative or court order affecting the Work. Failure to notify the other Party either orally or in writing in accordance with this Section shall constitute a waiver of such claim of Force Majeure, provided, however, no modification of the Work shall be made unless and until written notice is provided. If the Parties cannot agree that the reason for delay or failure of performance is a Force Majeure event, the Parties shall submit such issue to arbitration in accordance with Section hereof. In no event shall any event of Force Majeure relieve either Party of any obligation hereunder other than to extend the time of performance required of such Party. The Party claiming a Force Majeure event shall use its best efforts, notwithstanding the event, to mitigate its effects on the performance of its obligations.

     24.  Health and Safety Compliance
          ----------------------------

          A.   Health and Safety.  RCC shall take reasonable precautions to
               ------------------
               protect the Site, any off-site property and any persons, including its employees from damage, injury or illness arising out of the performance of the Work. RCC shall comply with all applicable federal, state, and local applicable health and safety laws, including the Occupational Safety and Health Act of 1970 (84 U.S. Statutes 1590), as amended, and regulations thereunder, and RCC warrants the compliance therewith of materials, equipment, and facilities, whether temporary or permanent, furnished by RCC in connection with the performance of the Work. RCC shall insure that its employees are properly trained, registered and certified, as required by applicable laws, including but not limited to the Applicable Environmental Laws or as otherwise required to safely and properly perform the Work.

          B. RCC shall appoint an individual at the Site who shall act as RCC's designated safety representative. RCC shall immediately report all accidents and injures at the Site to Kreisler's Authorized Representative, who shall also receive copies of any reports filed with public authorities as a result of any accident or injury.

                    If Kreisler or its authorized representative reasonably
               deems any part of the Work unsafe, Kreisler, without assuming liability for RCC's Safety and Health Program, may require RCC to take corrective actions satisfactory to Kreisler and/or to stop performance of the Work. If RCC fails to take appropriate actions, Kreisler may perform them and reduce the Contract Price accordingly. No adjustment in Contract Price or Completion Date shall be permitted for compliance with Kreisler's reasonable requests under this Section.

     25.  Confidentiality, Records Retention and Reporting
          ------------------------------------------------

     A.   Treatment of Confidential Information.
          --------------------------------------

          1. RCC shall treat as confidential any information marked or designated as confidential or proprietary by Kreisler, which shall not include publicly available information. Such information shall not be disclosed to anyone other than Kreisler or its Authorized Representative, except for:

              (1) Disclosures to governmental authorities required for performing the Work;

              (2) Disclosure to RCC subcontractors for the purpose of implementing the Work;

              (3)   Disclosure to RCC's auditors, counsel and lenders.

          This Section shall survive termination or completion of this Agreement for a period of 5 years. RCC shall have its successors, auditors, counsel lenders and subcontractors execute a Confidentiality Agreement satisfactory to Kreisler prior to disclosing any confidential information to them and shall submit any information required by governmental authorities under a claim of confidentiality. To the extent such disclosure is mandated by law, RCC shall give Kreisler the right to exhaust all challenges to the disclosure, prior to disclosing the information. To the extent the challenges to the disclosure involve reasonable additional expenses to RCC for costs of testimony and assistance of counsel, such costs shall promptly be reimbursed by Kreisler, as applicable.

          2. Kreisler shall have the right to disclose documents and information (including financial information of RCC) related to the Work to actual and prospective lenders, buyers, investors, insurance companies, Landlord and subtenants of Kreisler. Kreisler shall not disclose confidential or proprietary information of RCC which was marked or designated confidential or proprietary and which is not publicly available without RCC's prior written approval which RCC shall not unreasonably withhold.

     B.   Use of Project Information.  RCC agrees that any promotional material
          ---------------------------
          disseminated in the course of its business may not disclose the name of Kreisler or Landlord or identify the specific Project location.
          RCC agrees further that any statement of qualifications submitted to any third party in connection with potential projects or business relationships shall disguise the Project in such a manner that its location and Kreisler's identity cannot be ascertained or determined. Kreisler can, in Kreisler's sole and absolute discretion, allow RCC to identify the location of the Project and/or the identification of Kreisler in such materials.

     26.  Claims
          ------

     A.   Notice of Claim.  Any money claim or matter in dispute asserted by a
          ----------------
          Party pursuant to this Agreement must be in writing, must set forth the facts upon which it is based, and except as expressly provided to the contrary herein, must be received by the other Party at least thirty (30) calendar days prior to the filing of any demand for arbitration involving such claim or dispute. The Parties agree that such notice shall be a jurisdictional prerequisite to arbitration. The Parties shall consider the use of mediation and any other form of Alternative Dispute Resolution prior to proceeding to Arbitration.

     B.   Arbitration of Disputes.  Claims or matters in dispute between the
          ------------------------
          Parties arising out of or relating to this Agreement during the pendency of this Agreement or the Work shall be decided by binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association, except to the extent modified herein. For any hearing conducted in the arbitration, the parties agree to use one arbitrator, and not exceed twenty-four (24) hours of hearing time (12 hours each) regardless of the complexity of the claim or matter in dispute. No arbitration arising out of or relating to this Agreement or the Work shall include, by consolidation

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

          or joinder or in any other manner, any additional person not a Party hereto, except by written consent signed by the Parties and any other person sought to be joined. Consent to arbitration involving an additional person or persons shall not constitute consent to arbitration of a dispute not described or with a person not named therein. This provision shall be specifically enforceable in any court of competent jurisdiction. Notice of demand for arbitration shall be filed in writing with the other Party. The demand for arbitration shall be made within a reasonable time after the written notice of claim or matter in dispute is made. In no event shall the demand for arbitration be made after the date when the applicable statute of limitations would bar institution of a legal or equitable proceeding based on such claim or matter in dispute. However, once a claim is made, the statute of limitations shall be tolled during the thirty
          (30) day period from the time the claim is filed until the demand for arbitration is filed. The award rendered by the arbitrator shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction. Unless otherwise agreed in writing, RCC shall carry on the Work and maintain its progress during any claim filing and arbitration proceedings, and RCC shall be entitled to continue to receive undisputed payments in accordance with this Agreement.

               This Section shall survive Project Completion or termination of this Agreement. Notwithstanding anything to the contrary in this Section,

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

          third party actions commenced against either Party that do not result in consolidation or joinder are excepted from the requirements of this Section.

     27.  Notices
          -------

          All notices and other communications required to be made under this Agreement shall be made by hand delivery or by overnight mail and shall be deemed to have been made as of the time and date of receipt. All such notices and communications from RCC to Kreisler shall be addressed for delivery to:

                      Kreisler Manufacturing Corporation
                      180 Van Riper Avenue
                      Elmwood Park, New Jersey
                      Attn.: Mr. Wally Kelly

     All such notices and communications from Kreisler to RCC shall be addressed for delivery to:

                      Resource Control Corporation
                      P.O. Box 579
                      Rancocas, New Jersey 08002
                      Attn.: Jeffrey C. Dey

     Any Party may change its designation of addressee or address upon written notice to all other entities listed in this Section.

     28.   Miscellaneous
           -------------

     A.   Entire Agreement.  This Agreement represents the final embodiment of
          -----------------
          the Parties' intentions and understandings with respect to the subject matter hereof. It supersedes any prior understandings, whether written or oral, or of any description whatsoever.

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

     B.   Modification.  No modification of this Agreement shall be binding upon
          -------------
          either Party except by a written instrument executed by both Parties.

     C.   Successors and Assigns.  This Agreement shall be binding upon and
          -----------------------
          inure to the benefit of Kreisler, RCC, and each of their respective successors and assigns (including, but not limited to, any lender of Kreisler that succeeds to the interest of Kreisler and any purchaser of substantially all of Kreisler's assets). RCC shall be responsible for its representations, warranties, duties, obligations, and responsibilities under the Agreement. Notwithstanding anything to the contrary contained herein, RCC may not assign its rights or obligations under this Agreement without the prior written consent of Kreisler, which consent may be denied for any or no reason whatsoever.

     D.   Governing Law.  This Agreement shall be governed by and construed in
          --------------
          accordance with the laws of the State of New Jersey.

     E.   Captions and Headings.  The captions and headings throughout this
          ----------------------
          Agreement are for convenience and reference only, and the words contained therein shall in no way be held or deemed to define, limit, describe, modify, or add to the interpretation, construction, or meaning of any provision of or scope or intent of this Agreement.

     F.   Severability.  If any provision of this Agreement, or application
          -------------
          thereof to any person or circumstance, shall to any extent be determined to be invalid, then such provision shall be modified, if possible, to fulfill the intent of the Parties as reflected in the original provision. The remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby, and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

     G.   No Waiver.  No waiver by either Party of any default by the other
          ----------
          Party in the performance of any provision of this Agreement shall operate as or be construed as a waiver of any future default, whether like or different in character.

     H.   Counterparts.  This Agreement may be executed in any number of
          -------------
          counterparts, all of which together shall constitute one original Agreement.

     I.   Rule of Construction.  The Parties hereto acknowledge that they each
          ---------------------
          enter into this Agreement after having had an opportunity for thorough review by, and on advice of, their respective legal counsel. The judicial rule of construction requiring or allowing an instrument to be construed to the detriment of or against the interests of the maker thereof shall not apply to this Agreement.

     J.   Attorneys Fees.  In the event of any dispute between the Parties
          ---------------
          hereto not involving third party claims to which the indemnity applies, the Prevailing Party in such dispute shall be entitled to recover from the other reasonable attorneys fees, disbursements, and costs incurred directly in connection with such dispute and the resolution thereof. The "Prevailing Party," for purposes of this Agreement, shall be deemed to be the Party which obtains substantially all of the result sought, whether by dismissal, award or judgment. In no event shall a Party bringing any claim, demand , arbitration or suit for monetary damages be entitled to recover attorneys fees where any final award or judgment does not exceed a bona-fide offer of settlement or judgment made by the other Party.

     K.   Survival
          --------

          The following Sections shall survive Termination or Expiration of this
          Agreement: Section 15 Insurance, Section 21, Indemnitees, Section 24, Confidentiality, Records Retention and Reporting, Section 7C, Successors and Assigns.

          Executed by the undersigned duly authorized representatives to be effective as of the Effective Date set forth above.


     RCC, Inc.

     By:___________________________________

     Title:  President
            ----------

     Date:_________________________________

     Kreisler

     By:___________________________________

     Title:________________________________

     Date:_________________________________

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